Exhibit 99.2
SUNN ACQUISITION CORPORATION
CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT is made as of this 3rd day of October, 2007, by and among SUNN Acquisition Corporation, a Delaware corporation (the “Company”), and those certain stockholders of Suntron Corporation, a Delaware corporation (“Suntron”), who have signed the signature pages hereto (each individually, a “Stockholder,” and collectively, the “Stockholders”).
Recitals
     A.     The Stockholders, who collectively have an approximately 90.1% ownership interest in Suntron, desire to contribute to the Company all of their respective shares of common stock of Suntron as of the date hereof in consideration for proportionate shares of the common stock, par value $.001 per share, of the Company.
     B.     Following the contribution by the Stockholders of their shares of Suntron common stock pursuant to this Agreement, the Company will own more than 90% of Suntron’s outstanding shares.
     C.     The Stockholders intend to cause the Company to merge with and into Suntron in a short-form merger under Section 253 of the Delaware General Corporation Law (the “Merger”), pursuant to which (i) the stockholders of Suntron (other than the Company) will receive cash in exchange for their Suntron shares, (ii) the Stockholders of the Company will receive shares of Suntron as the surviving corporation, and (iii) the Stockholders will own 100% of Suntron immediately following the Merger; and each of the Stockholders desire to evidence herein their unanimous consent to and approval of the Merger.
Agreement
     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:
     1.     Interpretation of this Agreement.
          (a)     Terms Defined. As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below:
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
          “Agreement” means this Contribution Agreement and all exhibits and schedules hereto, as amended, modified or supplemented from time to time.
          “Blum” shall have the meaning given to it in Section 4(c)(i) of this Agreement.
          “Common Stock” means the Company’s common stock, par value $.001 per share.
          “Company” shall have the meaning given to it in the first sentence of this Agreement.
          “Company Information” means Confidential Information and Trade Secrets.
          “Confidential Information” means confidential data and confidential information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating to the business, products or services of the Company or its Subsidiaries (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to any Stockholder or any of its Affiliates as a consequence of or through its, his or her employment with or ownership of the Company or any of its Subsidiaries and which has value to the Company or its Subsidiaries and is not generally known to the competitors of the Company. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, independent contractors or other business relations of the Company or its Subsidiaries and their confidential information, (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Subsidiaries, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.
          “Contributed Shares” shall have the meaning given to it in Section 2(a) of this Agreement.
          “Merger” shall have the meaning given to it in the recitals to this Agreement.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Shares” shall have the meaning given to it in Section 2(b) of this Agreement.
          “Stockholders” shall have the meaning given to it in the first sentence of this Agreement.
          “Stockholders’ Agreement” shall have the meaning given to it in Section 4 of this Agreement.
          “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.
          “Suntron” shall have the meaning given to it in the first sentence of this Agreement.
          “Thayer” shall have the meaning given to it in Section 4(c)(i) of this Agreement.
          “Thayer-Blum” means Thayer-Blum Funding III, L.L.C., a Delaware limited liability company.
          “Trade Secrets” means information of the Company and its Subsidiary including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          (b)     Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.
     2.     Contribution of Suntron Shares; Issuance of Shares; Consent to Merger.
          (a)     Contribution of Suntron Shares. Subject to Section 5 below, each Stockholder hereby contributes, assigns and transfers to the Company, and the Company hereby accepts, all of such Stockholder’s capital stock in Suntron as set forth opposite such Stockholder’s name on Exhibit A hereto (the “Contributed Shares”), as of the date hereof, free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.
          (b)     Issuance of Shares. In consideration for each Stockholders’ contribution of the Contributed Shares to the Company pursuant to Section 2(a), the Company hereby issues to each Stockholder the shares of Common Stock (the “Shares”) as set forth opposite such Stockholder’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.
          (c)     Consent to the Merger. Each of the Stockholders, as evidenced by his, her or its signature hereto, in lieu of a special meeting of the stockholders of the Company, does hereby consent to and approve (i) the Merger, (ii) the execution, delivery and performance by the Company of a Certificate of Ownership and Merger, in substantially the form attached hereto as Exhibit B, and (iii) the other transactions contemplated therein.
          (d)     Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders as follows:
               (i)     Organization; Power and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of State of Delaware. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Before giving effect to the transactions contemplated herein, the Company does not have any Subsidiaries, and does not own, directly or indirectly, any capital stock or other equity interests in any other Person.
               (ii)     Authorization of Transaction; Agreement Binding. The Company has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.
               (iii)     Capitalization. The Company’s authorized capital stock consists of 3,000,000 shares of Common Stock, of which 2,489,275 shares will be issued and outstanding immediately after the consummation of the transactions contemplated herein. Upon the Closing, the Shares acquired by the Stockholders pursuant to the provisions of this Agreement will be duly authorized, validly issued, fully paid and nonassessable. The Company has made available to the Stockholders true and correct copies of the Company’s Certificate of Incorporation and Bylaws. Other than the Stockholders, there will be no other holders of Common Stock immediately after the consummation of the transactions contemplated herein.
               (iv)     No Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not violate, conflict with, or result in a breach of or default under (A) the Company’s Certificate of Incorporation or Bylaws; (B) any applicable law, order, judgment or decree; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which the Company is a party or by which any of its assets or properties are bound.

          (e)     Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Company as follows:
               (i)     State Securities Laws. Such Stockholder intends that the laws of the State of Delaware govern the offering of the Shares to such Stockholder.
               (ii)     Capacity. Such Stockholder has full capacity to execute and deliver, and to perform such Stockholder’s obligations under, this Agreement.
               (iii)     Agreement Binding. This Agreement constitutes the valid and legally binding obligation of the Stockholder, enforceable in accordance with its terms.
               (iv)     Acquisition for Investment. Such Stockholder is acquiring the Shares for investment solely for the Stockholder’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.
               (v)     Accredited Investor. Such Stockholder (i) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, (ii) has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of the purchase of the Shares, and (iii) has consulted with counsel and other advisors before committing to acquire the Shares.
               (vi)     Restrictions on Transfer. Such Stockholder understands that such Stockholder must bear the economic risk of the purchase of the Shares for an indefinite period of time because, except as provided in this Agreement, (A) the Company’s sale of the Shares to such Stockholder will not be registered under the Securities Act and applicable state securities laws in reliance on such Stockholder’s representations, (B) the Shares may not be sold, transferred, pledged, or otherwise disposed of without an opinion of counsel, if requested, for or satisfactory to the Company that registration under the Securities Act or any applicable state securities laws is not required, (C) except as otherwise set forth herein, the Company does not have an obligation to register a sale of the Shares (or perfect any exemption) nor has it agreed to do so in the future, and (D) the exemption provided in Rule 144 under the Securities Act is not presently available for the resale of any of the Shares and it is unlikely that such exemption will be available at any time in the future with respect to any proposed transfer of the Shares, and (E) the Company is not under any obligation to perfect any exemption for the resale of any of the Shares. Such Stockholder also acknowledges such Stockholder’s understanding that transfers of the Shares will be subject to the limitations set forth elsewhere in this Agreement.
               (vii)     Restrictive Legends. Such Stockholder understands that the certificate(s) evidencing the Shares will bear a restrictive legend prohibiting the transfer thereof except in compliance with (A) applicable state and federal securities laws (and may not be transferred of record except in compliance therewith), and (B) the terms of this Agreement.
               (viii)     Opportunity to Ask Questions. Such Stockholder has had an opportunity to ask questions and receive answers concerning the capitalization of the Company, the terms of this Agreement and the financial condition and operations of the Company, Suntron and its Subsidiaries, and has had full access to such other information concerning the Company, Suntron and its Subsidiaries as such Stockholder has requested.
               (ix)     Certain Risk Factors. Such Stockholder has reviewed, or has had an opportunity to review, copies of all documents entered into in connection with the Merger, including without limitation, the Certificate of Ownership and Merger pursuant to which the Merger will be accomplished and the Schedule 13e-3 describing the Merger (including exhibits and schedules thereto) and the related closing documents, and such Stockholder is familiar with the terms of the Merger. Such Stockholder also reviewed or has had an opportunity to review, (A) the Company’s Certificate of

Incorporation and Bylaws, (B) Suntron’s filings with the SEC, and (C) such other documents and information requested by such Stockholder to such Stockholder’s satisfaction. Such Stockholder understands the speculative nature of and risks involved in the proposed investment in the Company, the Merger, and all matters relating to the structure and the operations of Suntron have been discussed and explained to such Stockholder’s satisfaction.
     Such Stockholder specifically acknowledges such Stockholder’s understanding that:
                    (A)     Suntron has incurred substantial debt and the Company will incur additional debt (which will be transferred to Suntron pursuant to the Merger) to finance the Merger, and the presence of substantial amounts of debt creates significant risks, including that (1) although equity investments in highly leveraged companies such as Suntron offer the opportunity for significant capital appreciation, such investments involve the highest degree of risks and can result in the loss of such Stockholder’s entire investment, (2) other general business risks, including the effects of a recession or a downturn in the electronics industry, may have a more pronounced effect, (3) lending institutions may have rights to participate in certain decisions relating to the management of Suntron, and (4) for Suntron’s debt to be repaid and for such Stockholder’s investment in the Shares to have any value, Suntron must achieve significant growth in financial performance;
                    (B)     such Stockholder (in the case of Stockholders other than Thayer-Blum), as a minority stockholder in the Company or, following the Merger, Suntron will have limited control over or influence in the management of Suntron;
                    (C)     the Company is currently seeking financing to complete the Merger, such financing may or may not be on terms as favorable as Suntron’s existing debt, and if such financing is not obtained on terms acceptable to the Company, then the Merger will not be completed;
                    (D)     Thayer-Blum will (1) receive from the Company and, following the Merger, Suntron, an annual management fee of $750,000, pursuant to a Management and Consulting Agreement, a copy of which has been made available to such Stockholder, and (2) receive certain other fees for future acquisition, disposition and/or financing transactions;
                    (E)     the Company and, following the Merger, Suntron has incurred and will incur significant expenses in connection with the Merger and the financing thereof; and
                    (F)     Thayer and Blum will have the power to designate the Company’s directors, and will therefore be able to control the direction and future operations of the Company.
               (x)     Reliance. Such Stockholder has discussed with, and relied upon the advice of, the Stockholder’s counsel with regard to the meaning and legal consequences of the Stockholder’s representations and warranties in this Agreement and the considerations involved in making an investment in the Company.
               (y)     Title to Contributed Shares. Such Stockholder owns the Contributed Shares set forth opposite such Stockholder’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.
          (f)     Tax Certifications and Acknowledgments. Each Stockholder certifies under penalty of perjury that (i) the Stockholder is not subject to backup withholding either because the Stockholder has not been notified that the Stockholder is subject to backup withholding as a result of a failure to report all interest or dividends or because the Internal Revenue Service has notified the Stockholder that the Stockholder is no longer subject to backup withholding and (ii) the Stockholder is not a nonresident alien, foreign partnership, foreign trust or foreign estate.

     3.     Confidentiality. Except as required by applicable law (including regulations promulgated thereunder) or court order, each Stockholder (i) will maintain the confidentiality of all Company Information, and (ii) will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company, which may be withheld in the Company’s absolute discretion. The provisions of this Section 3 shall survive the termination of this Agreement (i) for a period of two years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.
     4.     Execution and Delivery of a Stockholders’ Agreement.
     Each of the Stockholders agrees that following the completion of the Merger, such Stockholder shall enter into a stockholders’ agreement (the “Stockholders’ Agreement”) with each other and with the other stockholders of Suntron following the Merger, which agreement shall provide for the following, among other things:
          (a)     Board Composition. The board of directors of Suntron shall consist of up to eleven (11) directors to be mutually agreed upon by Thayer and Blum. Notwithstanding the initial composition of the board, Thayer shall always have the right to nominate, elect and replace four (4) directors; Blum shall always have the right to nominate, elect and replace two (2) directors; the Chief Executive Officer and the Chief Financial Officer of Suntron shall be directors; and three (3) directors at any time shall be independent of Suntron, Thayer and Blum and shall be nominated jointly by Thayer and Blum.
          (b)     Registration Rights Agreements. Following the execution of the Stockholders’ Agreement, all existing registration rights agreements relating to Suntron shall terminate and the Stockholders’ Agreement shall provide that in the event of a future registered public offering of Suntron, Thayer shall have three (3) demand registration rights, Blum shall have two (2) demand registration rights and each Stockholder shall have customary piggyback registration rights.
          (c)     Other Customary Provisions. The Stockholders’ Agreement shall also provide for mutually agreeable governance provisions, transfer restrictions and other minority stockholder protections that are consistent with the following:
               (i)     Transfer Restrictions: The Stockholders will be subject to transfer restrictions consistent in all material respects with the terms of the First Amended and Restated Limited Liability Company Agreement of Thayer-BLUM Funding III, L.L.C., dated as of February 27, 2002 (the “LLC Agreement”), by and among Thayer Equity Investors IV, L.P. and its Affiliates, including TC Manufacturing Holdings, L.L.C. and TC KCo, L.L.C. (collectively, “Thayer”) and Blum Strategic Partners, L.P. and its Affiliates, including BLUM (K*TEC) Co-Investment Partners, L.P. (collectively, “Blum”), provided that in no event shall a Stockholder have a consent right to the transfer of Suntron shares by another Stockholder who has complied with the terms of applicable transfer restrictions provided in the Stockholders’ Agreement.
               (ii)     Preemptive Rights: The Stockholders will have preemptive rights with respect to any future securities issued by Suntron in order to maintain their proportionate ownership, subject to customary exceptions.
               (iii)     Thayer and Blum Consents. The following actions by Suntron will require the consent of both Thayer and Blum:
                    (A) Related party transactions, including but not limited to, any change in the management fees payable by Suntron to Thayer and Blum pursuant to the current Management and Consulting Agreement, which will remain in place;
                    (B) Amendment to the organizational documents of Suntron;

                    (C) Issuances of Suntron securities, subject to customary exceptions;
                    (D) Liquidation or dissolution of Suntron; and
                    (E) Change to the number of directors.
               (iv)     Termination. Other than with respect to the registration rights to be provided for in the Stockholders’ Agreement, the Stockholders’ Agreement shall terminate upon the closing of a future registered public offering of common stock of Suntron.
     5.     Dissolution; Return of Contributed Shares. If the Merger is not completed by March 31, 2008, then promptly thereafter the Stockholders shall take all actions necessary to cause the Corporation to be dissolved and the Contributed Shares to be returned to the Stockholders, with each Stockholder receiving the number of Contributed Shares set forth opposite such Stockholder’s name on Exhibit A hereto.
     6.     Restrictions on Transfer. Prior to the execution and delivery of the Stockholders’ Agreement by the Stockholders pursuant to Section 4, no Stockholder may sell, transfer, or convey any Shares, other than (i) to any Subsidiary and/or Affiliate of a Stockholder, (ii) pursuant to the Merger, or (iii) upon the death of a Stockholder to his or her executors or administrators or legal successors, including without limitation trustees, provided that such permitted transferees agree in writing to be bound by this Agreement as if they had executed and delivered this Agreement as “Stockholders”.
     7.     Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
          (a)     If to Suntron:
2401 West Grandview Road
Phoenix, Arizona 85023
Attention: Hargopal Singh, President and Chief Executive Officer
Facsimile: (602) 282-5600
with copies to:
Greenberg Traurig, LLP
2375 East Camelback Road
Suite 700
Phoenix, AZ 85016
Attention: Bruce E. Macdonough
Facsimile: (602) 445-8618
          (b)     If to Thayer-Blum or the Company:
c/o Thayer Capital Partners
1455 Pennsylvania Ave. N.W.
Suite 350
Washington, D.C. 20004
Attention: Scott D. Rued
Facsimile: (202) 371-0150

with copies to:
c/o Blum Capital Partners
909 Montgomery Street
Suite 400
San Francisco, CA 94133
Attention: Marc Schölvinck
Facsimile: (415) 283-0606
          (c)     If to any other Stockholder or any holder(s) of Restricted Securities, to the address of such Stockholder set forth on the signature page hereto.
     Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     8.     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
     9.     Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.
     10.     Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.
     11.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Stockholders, the Company, and their respective successors and assigns (including subsequent holders of the Restricted Securities) and, where applicable, heirs and personal representatives.
     12.     Choice of Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws principles thereof and all questions concerning the validity and construction of this Agreement shall be determined in accordance with the laws of such state. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
     13.     Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN

TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED UNDER THIS AGREEMENT.
     14.     Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     15.     Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Stockholders and the Company.
     16.     Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.
     17.     No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.
     18.     Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year first above written.

SUNN ACQUISITION CORPORATION
By:	/s/ Scott D. Rued
	Name:	Scott D. Rued
	Title:	President

Address:	c/o Thayer Capital Partners
1455 Pennsylvania Ave. N.W.
Suite 350
Washington, D.C. 20004

THAYER-BLUM FUNDING III, L.L.C., a Delaware limited liability company
By:	/s/ Scott D. Rued
	Name:	Scott D. Rued
	Title:	Manager

Address:	c/o Thayer Capital Partners
1455 Pennsylvania Ave. N.W.
Suite 350
Washington, D.C. 20004

CIRCUIT TEST INTL GRIT LP
By:	ALLEN S. BRASWELL SR. INVESTMENT CORPORATION, its general partner

By:	/s/ Allen S. Braswell Jr.
	Name:	Allen S. Braswell Jr.
	Title:	President

Address:	1 Barrington Dr.
Littleton, CO 80127

ALLEN S BRASWELL JR LP
By:	ALLEN S. BRASWELL JR. LIVING TRUST, its general partner

By:	/s/ Allen S. Braswell Jr.
	Name:	Allen S. Braswell Jr.
	Title:	Trustee

Address:	1 Barrington Dr.
Littleton, CO 80127

BRASWELL GIFTING TRUST
By:	/s/ Michael Bollenback
	Name:	Michael Bollenback
	Title:	Trustee

Address:	1 Barrington Dr.
Littleton, CO 80127

ALLEE L BRASWELL & ALLEN S BRASWELL JR JT TEN
/s/ Allen S. Braswell Jr.
Allen S. Braswell Jr.

/s/ Allee L. Braswell
Allee L. Braswell

Address:	1 Barrington Dr.
Littleton, CO 80127

ALLEN S BRASWELL III & ALLEN S BRASWELL JR JT TEN
/s/ Allen S. Braswell Jr.
Allen S. Braswell Jr.

/s/ Allen S. Braswell III
Allen S. Braswell III

Address:	1 Barrington Dr.
Littleton, CO 80127

ALLEN S BRASWELL JR CUST ALEXANDRA BRASWELL UTMA CO
By:	/s/ Allen S. Braswell Jr.
	Name:	Allen S. Braswell Jr.
	Title:	Custodian

Address:	1 Barrington Dr.
Littleton, CO 80127

RICHARD L MONFORT TR UA DTD 10-17- 86 WALKER LEE MONFORT TR I
By:	/s/ Richard L. Monfort
Richard L. Monfort, Trustee

Address:	3519 Holman Court
Greeley, CO 80632

RICHARD L MONFORT TR UA DTD 04-20- 86 LYNDSEY MEEKER TR I
By:	/s/ Richard L. Monfort
Richard L. Monfort, Trustee

Address:	3519 Holman Court
Greeley, CO 80632

RICHARD L MONFORT TR UA DTD 09-15- 91 STERLING RICHARD MONFORT TR I
By:	/s/ Richard L. Monfort
Richard L. Monfort, Trustee

Address:	3519 Holman Court
Greeley, CO 80632

MONFORT FAMILY LIMITED PARTNERSHIP I
By:	/s/ Richard L. Monfort
Richard L. Monfort, its general partner

Address:	3519 Holman Court
Greeley, CO 80632

/s/ Rick Montera
Rick Montera

Address:	134 Oak Avenue
Eaton, CO 80615